New York Stock Exchange nyse.com December 19, 2024 Mr. Matthew Liotta Chief Executive Officer Volato Group, Inc. 1954 Airport Road, Suite 124 Chamblee, GA 30341 Dear Mr. Liotta: NYSE Regulation is issuing this public Warning Letter to Volato Group, Inc. (the “Company”) as provided for in Section 1009(a) of the NYSE American LLC (the “Exchange”) Company Guide (the “Company Guide”). The Warning Letter is being issued in connection with the Company’s failure to comply with Sections 301 and 713 of the Company Guide as described below. Section 301 of the Company Guide states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing. Section 713 of the Company Guide requires shareholder approval when additional shares to be issued in connection with a transaction involve the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. The Company issued 15,993,000 common shares between November 2024 and December 2024 pursuant to a Settlement Agreement and Stipulation dated November 4, 2024. Notwithstanding the requirements outlined above, the Company (i) failed to file an application to obtain Exchange approval for the issuance of these securities and (ii) also did not obtain shareholder approval for the issuance that equaled 20% or more of the Company’s common stock outstanding. Therefore, the Company violated both Sections 301 and 713 of the Company Guide. Further, pursuant to Company Guide Sections 401(j) and 1009(j), the Company is required to (i) file a Form 8-K disclosing its receipt of this public Warning Letter no later than four business days after its receipt and (ii) also disclose its receipt in a press release, with both indicating that the Company has failed to satisfy one or more continued listing requirements. Tony Frouge Chief Regulatory Officer New York Stock Exchange 11 Wall Street New York, NY 10005 T + 1 212 656 2133 tony.frouge@nyse.com

New York Stock Exchange nyse.com NYSE Regulation notes that any additional future failure to comply with the aforementioned rules, or any other NYSE American listing requirement, may result in further action, including the commencement of delisting proceedings. Regards, Tony Frouge Chief Regulatory Officer - NYSE cc: Mark Heinen, Volato Group, Inc. Tanya Hoos, NYSE Regulation